Exhibit 99.1

Rock of Ages FOR IMMEDIATE RELEASE	Investor Contact: Neil G Berkman Berkman Associates (310) 826-5051 info@BerkmanAssociates.com	Company Contact: Kurt Swenson Chairman & CEO (603) 225-8397 www.RockofAges.com

Rock of Ages Reports Second Quarter

Net Income of $0.53 Per Share Versus A Loss of $0.04 Per Share

Revenue and Profit Margin Increased in Each of the Company's Operating Segments

CONCORD, NEW HAMPSHIRE, August 7, 2007 . . . Rock of Ages Corporation (NASDAQ:ROAC) announced today that net income for the second quarter of 2007 increased to $3,942,000, or $0.53 per diluted share, compared to a net loss for the second quarter of 2006 of $307,000, or $0.04 per share, driven by higher revenue and profit margin in each of the Company's three operating segments.

"In addition to top-line growth, our solid second quarter performance reflected the beneficial impact of our cost reduction programs and productivity enhancing investments over the past two years. We continue to expect the Company to be profitable for 2007 as a whole, compared to a loss from continuing operations for 2006 of $0.81 per share," said Chairman and CEO Kurt Swenson.

Swenson said that retail backlog at June 30, 2007 was up by about $1,000,000, or about 17%, to approximately $6,800,000 compared to about $5,800,000 on July 1st last year, and backlog in the manufacturing segment increased approximately $640,000, or about 7% to about $9,600,000. "Our new retail pricing structure contributed to an improvement in retail gross margin for this year's second quarter to 57.9%, comfortably within our target range. The increase in gross margin in our manufacturing segment to 38.2% for this year's second quarter from 29.5% a year ago reflected a favorable mix of business, the absorption of fixed manufacturing costs from higher revenue and higher efficiencies associated with new equipment placed in service in 2006 and 2007. While winter weather patterns that extended into April this year kept quarry gross margin about unchanged for this year's second quarter and first half versus the same periods of 2006, we expect improved quarry performance in the second half of 2007, compared to 2006, based on strong demand for our granites and the likelihood of improved recoveries and efficiencies compared to the prior year, particularly in our Bethel White quarry."

Second Quarter Results

For the three months ended June 30, 2007, net revenues increased 8.7% to $27,326,000 compared to $25,142,000 for the second quarter of 2006, as quarry revenue increased 9.1% to $7,683,000, manufacturing revenue increased 9.1% to $8,767,000, and retail revenue increased 8.0% to $10,876,000.

Gross profit for this year's second quarter increased 19.7% to $11,588,000 compared to $9,684,000 a year earlier. Quarry gross profit increased 10.6% to $1,942,000; manufacturing gross profit increased 41.4% to $3,350,000; and retail gross profit increased 13.3% to $6,296,000.

SG&A expense declined 25.7% to $5,901,000 for the second quarter of 2007 compared to $7,946,000 for the second quarter of 2006. SG&A for last year's second quarter included retail restructuring costs of $1,686,000; there were no comparable costs in this year's second quarter. Exclusive of the impact of restructuring costs, SG&A expenses declined $359,000, or 5.7%, compared to the second quarter of 2006.

Total divisional operating income increased to $5,687,000 for this year's second quarter compared to $1,738,000 for the second quarter of 2006, reflecting higher operating income in each business segment versus prior year. Excluding the restructuring charge, operating income in the retail division more than doubled for this year's second quarter compared to the second quarter of 2006.

Rock of Ages Reports Second Quarter Net Income of $0.53 Per Share Versus A Loss of $0.04 Per Share

August 7, 2007

Page Two

Unallocated corporate overhead was $1,169,000 for the second quarter of 2007 versus $1,289,000 for the same period of 2006.

Income from continuing operations for the second quarter of 2007 was $3,942,000, or $0.53 per diluted share. This compares to a loss from continuing operations for the second quarter of 2006 of $308,000, or $0.04 per share.

Six Months Results

For the six months ended June 30, 2007, revenue increased 2.6% to $37,705,000 compared to $36,754,000 for the first six months of 2006. Gross profit increased 7.8% to $12,128,000 compared to $11,249,000 for the same period a year ago.

Total SG&A expenses declined 24.3% to $11,098,000 for the first half of 2007 compared to $14,662,000 for the first half of 2006, which included the $1,686,000 restructuring charge mentioned above.

The net loss for the first six months of 2007 was $2,610,000, or $0.35 per share. This compares to a net loss for the first six months of 2006 of $7,355,000, or $0.99 per share.

Balance Sheet Item

The Company's credit facility with the CIT Group is scheduled to expire on October 27, 2007 and, accordingly, the entire amount due under the credit facility is classified as a current liability as of June 30, 2007. The Company is in discussions with CIT on the renewal of the facility.

Conference Call

Rock of Ages has scheduled a conference call at 11:00 a.m. EDT today. A live webcast may be accessed from the Audio Presentations link at www.RockofAges.com/investor. A replay will be available after 1:00 p.m. EDT at this same Internet addresses, or at (800) 633-8284, reservation #21342457.

About Rock of Ages

Rock of Ages (www.RockofAges.com) is the largest integrated granite quarrier, manufacturer and retailer of finished granite memorials and granite blocks for memorial use in North America.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about our business or expected events based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual events, results or outcomes may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: our ability to successfully execute staff productivity improvements and sales and marketing programs; our ability to form and maintain relationships with funeral directors and other death care professionals; our ability to maintain compliance with our covenants in our credit facility; our ability to maintain and expand our relationships with independent retailers; changes in demand for our products; the timing of customer orders and deliveries; the impact of competitive products and pricing; the success of our branding programs; the excess or shortage of production capacity; weather conditions; and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports including, but not limited to, the risks discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2006. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(tables attached)

ROCK OF AGES CORPORATION
Consolidated Statements of Operations
(in thousands, except per share data) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	July 1,	June 30,	July 1,
	2007	2006	2007	2006
Net Revenues:
Quarry	$ 7,683	$ 7,041	$ 11,672	$ 10,797
Manufacturing	8,767	8,033	12,725	11,953
Retail	10,876	10,068	13,308	14,004
Total net revenue	27,326	25,142	37,705	36,754

Goss profit:
Quarry	1,942	1,756	832	1,094
Manufacturing	3,350	2,369	4,082	3,003
Retail	6,296	5,559	7,214	7,152
Total Gross profit	11,588	9,684	12,128	11,249

Selling, general and administrative expenses
Quarry	769	704	1,495	1,599
Manufacturing	1,013	952	1,941	2,183
Retail	4,119	4,604	7,662	9,194
Retail restructuring costs	--	1,686	--	1,686
Total SG&A expenses	5,901	7,946	11,098	14,662

Divisional operating income (loss)
Quarry	1,173	1,052	(663)	(505)
Manufacturing	2,337	1,417	2,141	820
Retail	2,177	(731)	(448)	(3,728)
Total divisional operating income (loss)	5,687	1,738	1,030	(3,413)

Unallocated corporate overhead	1,169	1,289	2,521	2,601
Insurance recovery - quarry asset	(212)	(100)	(212)	(100)
Impairment of note receivable	--	100	--	100
Foreign exchange loss	--	16	--	16
Other income, net	(92)	(61)	(157)	(111)
Income (loss) from continuing operations before interest and taxes	4,822	494	(1,122)	(5,919)
Interest expense, net	675	597	1,295	1,238
Income (loss) from continuing operations before income taxes	4,147	(103)	(2,417)	(7,157)
Income tax expense	205	205	193	170
Income (loss) from continuing operations	3,942	(308)	(2,610)	(7,327)
Discontinued operations	--	1	--	(28)
Net income (loss)	$ 3,942	$ (307)	$ (2,610)	$ (7,355)
Net income (loss) per share - basic and diluted:
Income (loss) from continuing operations	$ 0.53	$ (0.04)	$ (0.35)	$ (0.99)
Discontinued operations	0.00	0.00	0.00	0.00
Net income (loss) per share - basic and diluted:	$ 0.53	$ (0.04)	$ (0.35)	$ (0.99)

Weighted average common shares outstanding - basic and diluted	7,399	7,399	7,399	7,399

ROCK OF AGES CORPORATION
Consolidated Balance Sheets
(in thousands, except per share data) (Unaudited)

	June 30,	December 31,
Assets	2007	206
Current assets:
Cash and cash equivalents	$ 2,922	$ 3,345
Restricted cash	969	945
Trade receivables, net	12,301	13,962
Inventories	25,281	24,932
Other current assets	1,739	2,035
Total current assets	43,212	45,219

Property, plant and equipment, net	45,458	46,263
Cash surrender value of life insurance	168	168
Intangibles, net	448	498
Goodwill	387	387
Long term investments	762	704
Other	1,185	1,149
Total assets	$ 91,620	$ 94,388

Liabilities and Stockholders' Equity
Current liabilities:
Borrowings under line of credit	$ 12,466	$ 13,218
Current installments of long-term debt	19,373	20,726
Current installments of retirement benefits	568	567
Trade payables	1,914	2,425
Accrued expenses	2,861	3,193
Customer deposits	8,279	6,866
Total current liabilities	45,461	46,995
Long-term debt, excluding current installments	297	251
Salary continuation	5,803	5,818
Accrued pension cost	5,938	5,545
Deferred tax liability	61	56
Other	3,151	3,222
Total liabilities	60,711	61,887

Stockholders' equity:
Preferred stock - $0.01 par value; authorized 2,500,000 shares; issued and outstanding no shares
Common stock Class A, $0.01 par value; authorized 30,000,000 shares; 4,660,800 issued and outstanding as of June 30, 2007 and December 31, 2006	47	47
Common stock Class B, $0.01 par value; authorized 15,000,000 shares; 2,738,596 issued and outstanding as of June 30, 2007 and December 31, 2006	27	27
Additional paid-in capital	65,551	65,551
Accumulated deficit	(29,406)	(26,796)
Accumulated other comprehensive loss	(5,310)	(6,328)
Total stockholders' equity	30,909	32,501
Total liabilities and stockholders' equity	$ 91,620	$ 94,388